Exhibit 99.1

Badger Meter Reports Record First Quarter Sales and Increased Earnings

MILWAUKEE--(BUSINESS WIRE)--April 16, 2014--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

  Net sales were a first quarter record $83,496,000, a 16.3% increase from sales of $71,808,000 for the first quarter of 2013.
  Net earnings were $4,632,000 for the first quarter of 2014, a 59.3% increase from net earnings of $2, 907,000 for the first quarter of 2013.
  Diluted earnings per share were $0.32 for the first quarter of 2014, a 60.0% increase from diluted earnings per share of $0.20 for the first quarter of 2013.

Operations Review

“We are pleased with the first quarter results, especially the first quarter record sales, compared to last year’s unusually weak first quarter. The sales increase was across the board, with higher sales of both residential and commercial municipal water products and flow instrumentation products,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

“Last year’s first quarter sales were impacted by higher than average snow cover across the U.S. and Hurricane Sandy in the Northeast. Winter weather also had an impact on our 2014 first quarter in certain areas of the country, however much of our sales increase came from customers in states that were not as impacted by weather,” added Meeusen.

“Net earnings for the first quarter of 2014 reflected charges of approximately $1.7 million, or $0.07 per diluted share, related to due diligence and other transaction-related costs on a potential acquisition that was ultimately not pursued,” said Meeusen.

The gross profit margin was 34.7% for the first quarter of 2014, compared to 34.9% for the same period in 2013, with the slight decrease due to product mix. The increase in selling, engineering and administration expenses reflected the costs discussed above, offset by lower product development costs.

“Research and development expenses returned to normal levels in the first quarter, with the launch of our new BEACON Advanced Metering Analytics (AMA) system in January. Our focus for this new product is now on sales and marketing. Badger Meter is the first major water meter company to release a cost-effective cellular-based solution for system-wide deployment. BEACON AMA combines both fixed and cellular networks with our proprietary software, all in a single managed solution. It reduces the need for costly network infrastructure and gives utilities greater control and more information to better manage their operations and enhance customer service. Our sales force is actively educating utility managers about BEACON AMA and demonstrating its many features and benefits. The feedback has been positive and we are encouraged by the initial response from both current and potential new customers,” said Meeusen.

“We are also pleased with the response to our recently-expanded line of E-Series® ultrasonic meters, which continues to build momentum in the market. During the first quarter, we continued to ship residential E-Series water meters with our ORION® technology as part of a contract with a water utility in the Middle East. We also generated increased sales of our E-series meters in our major North American market,” added Meeusen.

“2014 is off to a good start, with a solid first quarter. We believe we are positioned for continued progress in the year ahead,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2014 first quarter results on Thursday, April 17, 2014, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Website: www.badgermeter.com or by dialing 1-888-680-0878 and entering the passcode 80283611. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Website at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PMDF39MLL. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Thursday, April 24, by dialing 1-888-286-8010 and entering the passcode 14062743. The Webcast will be archived on the company’s Website until its next earnings release.

About Badger Meter

An innovator in flow measurement and control products, Badger Meter serves water utilities, municipalities, and commercial and industrial customers worldwide. Measuring water, oil, chemicals, and other fluids, Badger Meter products are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather and other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government programs to stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete connectivity systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the failure of the Company’s technology products to operate as intended;
  the inability to protect the Company’s proprietary rights to its software and related products;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for radio products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

Three Months Ended March 31,

	2014	2013

Net sales	$83,496	$71,808

Cost of sales	54,545	46,771

Gross margin	28,951	25,037

Selling, engineering and administration	21,261	20,312

Operating earnings	7,690	4,725

Interest expense, net	291	248

Earnings before income taxes	7,399	4,477

Provision for income taxes	2,767	1,570

Net earnings	$4,632	$2,907

Earnings per share:

Basic	$0.33	$0.21

Diluted	$0.32	$0.20

Shares used in computation of earnings per share:

Basic	14,240,220	14,145,406

Diluted	14,330,197	14,236,757

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2014	2013
Assets	(unaudited)

Cash	$6,408	$7,263
Receivables	54,658	50,133
Inventories	63,978	60,939
Other current assets	8,254	8,828

Total current assets	133,298	127,163

Net property, plant and equipment	77,301	76,416
Intangible assets, at cost less accumulated amortization	56,058	57,317
Other long-term assets	12,326	10,467
Goodwill	44,695	44,695

Total assets	$323,678	$316,058

Liabilities and Shareholders’ Equity

Short-term debt	$73,869	$70,045
Payables	17,433	18,554
Accrued compensation and employee benefits	7,184	7,337
Other liabilities	4,271	2,105

Total current liabilities	102,757	98,041

Deferred income taxes	9,798	9,790
Long-term employee benefits and other	11,320	11,664
Shareholders’ equity	199,803	196,563

Total liabilities and shareholders’ equity	$323,678	$316,058

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702